UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BIO-PATH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0652870
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3293 Harrison Boulevard, Suite 230 Ogden, UT	84403
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name of each exchange on which each is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:  not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

common stock $.001 par value.
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Our Articles of Incorporation of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $.001 par value per share. As of the date of this Registration Statement on Form 8-A, there are 41,623,420 common shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the Shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of Common Stock do not have preemptive rights. In the future, preemptive rights may be granted by way of amendment of our articles of incorporation, which would require a vote by the board of directors and shareholders on such matter.

Item 2. Exhibits.

Exhibit No.	Exhibit

3.1	Restated Articles of Incorporation - attached hereto
3.2	Bylaws - attached hereto
4.0	Specimen stock certificate –attached hereto

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, he registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 10, 2008	BIO-PATH HOLDINGS, INC.

By: /s/ Peter Nielsen
Chief Executive Officer/President